Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

July 29, 2025

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20910

Attention: Mr. Charles Allen, CEO

Re:	BTCS Inc.

Dear Mr. Allen:

We have acted as counsel to BTCS Inc., a Nevada corporation (the “Company”), in connection with Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the resale of up to 5,005,707 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, by certain selling stockholders named in the Registration Statement. Of the Shares: (i) 815,324 shares of Common Stock are outstanding (the “Outstanding Shares”), (ii) 2,090,668 shares of Common Stock are issuable upon conversion of outstanding convertible notes (the “Notes”), and (iii) 2,099,715 shares of Common Stock are issuable upon the exercise of warrants (the “Warrants”).

We have examined the Company’s Articles of Incorporation, Bylaws, relevant board consents, and other corporate records and documents we deemed necessary for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that: (i) the Outstanding Shares being registered to be sold pursuant to the Registration Statement are duly authorized, legally and validly issued, fully paid and non-assessable; and (ii) any Shares issuable upon conversion of the Notes and exercise of the Warrants (the “Warrant Shares”), when issued in accordance with their respective terms and upon receipt of the applicable exercise price for any such Warrant Shares, will be duly authorized, legally and validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect as of the date of this opinion, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.